EXHIBIT 23(l)


                                                         As of December __, 2001
The Board of Trustees
CMG Investors Trust
905 Marconi Avenue
Ronkonkoma, New York  11779

Gentlemen:

                  In order to provide CMG Investors Trust (the "Trust") with its initial capital, Capital Management Group Advisors, LLC, Mr. Bernard B. Beal and Mr. Kirt F. Bjork (each, a "Purchaser" and collectively, the "Purchasers") are hereby purchasing from the Trust collectively 100,000 Institutional Shares (collectively, the "Shares"), each at a purchase price of $1.00 per Share, of CMG Money Market Fund, the sole series of the Trust.

                  Each Purchaser represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof and that each Purchaser has no present intention to dispose of the Shares.

                  The Purchasers hereby agree that if any of the Shares of the Fund purchased by the Purchasers herewith are redeemed by any of the Purchasers (or any subsequent holder of such Shares) during the sixty (60) month period following the date of commencement of the Fund's operations, such redeeming Purchaser(s) will reimburse the Fund for any unamortized organization and start-up expenses in the same proportion as the number of Shares being redeemed bears to the number of Shares of the Fund outstanding at the time of redemption.

                                       Very truly yours,

                                       CAPITAL MANAGEMENT GROUP ADVISORS, LLC



                                       By:
                                                --------------------------------


                                       Title:   --------------------------------

                                       BERNARD B. BEAL


                                       --------------------------------


                                       KIRT F. BJORK



                                       --------------------------------





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